Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Endeavor Group Holdings, Inc. on Form S-1 of our report dated March 31, 2017 related to the financial statements of Zuffa Parent, LLC for the period from January 1, 2016 through August 17, 2016 (which report expresses an unmodified opinion on the financial statements and includes an emphasis of matter referring to the acquisition of Zuffa Parent, LLC by a buyer group), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, NY

July 24, 2019